Exhibit 21.1

NAUTICUS ROBOTICS, INC.

LIST OF SIGNIFICANT SUBSIDIARIES

Name of Significant Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Nauticus Robotics Holdings, Inc.	Texas
Nauticus Robotics International LTD.	England and Wales